EXHIBIT 10.58



          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A
                       REQUEST FOR CONFIDENTIAL TREATMENT

              OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION


                                    AGREEMENT


         THIS AGREEMENT is effective as of January 1 2001 ("the Effective Date") BETWEEN

1. CONOCO (UK) LIMITED ("Seller") of Park House 116 Park Street London
W1K 6NN and

2. UCAR S.A. ("Buyer") of 17 Route de Pallatex CH-1163 Etoy Switzerland (each a "Party" and together "the Parties") and confirms and sets forth the terms and conditions agreed for (i) the supply of needle coke ("Coke") (ii) a [TEXT DELETED] of [TEXT DELETED] on the sale of Coke by Seller and its parent corporation, Conoco Inc. (together "Conoco") to Buyer and its parent corporation, UCAR Carbon Company Inc. ("UCARINC"), and their respective affiliates (collectively "UCAR") and [TEXT DELETED] by UCAR and (iii) the collaboration for the joint development of certain new technologies.

1. PRINCIPLES GOVERNING THE AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED BY THE FOLLOWING PRINCIPLES, WHICH EACH OF SELLER AND BUYER AGREES TO OBSERVE AND IMPLEMENT TOGETHER WITH THEIR RESPECTIVE PARENT CORPORATIONS AND AFFILIATES WHERE APPLICABLE:

     (a) The Parties shall extract benefits from the marketplace and not each other.

     (b) The Parties shall establish a mindset and openness that enables the Coke to [TEXT DELETED] between Conoco and UCAR to be optimized and maximized.

     (c) The Parties shall align the organizations for breakthrough performance in achieving both efficiency and growth objectives to drive supply chain cost reductions and value creation.

     (d) The Parties shall provide flexibility in implementation of the Agreement to accommodate an ever-changing world.

     (e) The Parties shall simplify their work processes where possible to avoid business paralysis, achieve efficiency and create value.

     (f) The Parties are committed to resolving conflicts and issues constructively using an internal dispute resolution mechanism building on the theme that the Agreement will be a long-term relationship with potentially high barriers to exit.

2.   SUPPLY AND QUANTITY

2.1 Subject to all the terms and provisions of the Agreement, Seller shall supply and Buyer shall purchase, receive and pay for an agreed-upon quantity and quality of Coke during each year of the Agreement with the intent being for Seller and its affiliates to supply as much Coke as [TEXT DELETED] and [TEXT DELETED] and [TEXT DELETED], subject always to Buyer's obligations for purchases of Coke from other producers existing as of the Effective Date. The intent is that the quantity of Coke supplied under this Agreement will be in the range of [TEXT DELETED] per year. Periodically, but no less frequently than quarterly from the Effective Date, Buyer shall provide a 12 month forecast in writing for quantities and Grades of Coke to be supplied hereunder and broken down by month (each a "Forecast"). If Seller objects to a Forecast, it shall notify Buyer within 10 business days of its receipt of such Forecast and Seller and Buyer shall proceed to agree on a mutually agreeable Forecast. The Forecasts so applied shall become part of this Agreement, and each Forecast shall serve as an amendment of the prior Forecast for purposes of this Agreement.

2.2 Buyer recognizes that Seller and its affiliates will continue to sell Coke to other customers and will from time to time have initiatives to improve Coke quality and quantity to these customers.

2.3 Buyer further recognizes that, upon the occurrence of a force majeure event, Seller and its affiliates each has an obligation to supply its respective customers on a fair and equitable basis under the circumstances. Seller recognizes, solely for purposes of this Section 2.3, that Coke is essential to graphite electrodes which are essential to electric arc furnace steel production, that UCAR is the [TEXT DELETED] manufacturer of graphite electrodes and supplies [TEXT DELETED]% of the world's consumption thereof, that a material disruption in the supply of graphite electrodes could materially affect the steel industry and important aspects of the economy, and that, under the Agreement, UCAR will become [TEXT DELETED] on [TEXT DELETED] for its [TEXT DELETED] for Coke and [TEXT DELETED] of the [TEXT DELETED] of Coke from Conoco. Therefore, upon the occurrence of a force majeure event, Seller shall consider the foregoing factors in allocating its supply of Coke equitably amongst all its customers and any [TEXT DELETED] in such supply to [TEXT DELETED] shall be [TEXT DELETED] is to [TEXT DELETED].

3.   QUALITY

3.1 The Coke to be supplied and purchased pursuant to the Agreement shall be the under- mentioned grades of coke derived from petroleum oil processing at Seller's supplier's Humber Refinery and conforming to the quality requirements set out in Section 3.2 below (each a "Grade"):

     i)   Humber [TEXT DELETED] ("[TEXT DELETED] Grade")

     ii)  Humber [TEXT DELETED] ("[TEXT DELETED] Grade")

     iii) Humber [TEXT DELETED] ("[TEXT DELETED] Grade") Unless the context otherwise requires, any reference to "Coke" alone shall be understood to refer to and include any or all such Grades.

3.2 Each such Grade shall, in relation to the properties shown to be applicable to that particular Grade as set forth in Column 1 of Appendix C, conform in all respects with the lower specification values (LSL) set opposite thereto in Column 2 of Appendix C and/or the upper specification values (USL) set opposite thereto in Column 6 of Appendix C according to whichever of them shall be applicable when determined according to the Test Method set opposite thereto in Column 7 of Appendix C and, if so conforming, shall be accepted by Buyer.

3.3 Failure to meet the moisture content indicated in Column 6 of Appendix C shall be deemed not to constitute any breach of Seller's obligation provided the moisture content of any delivery is not in excess of 0.3 weight percent and Buyer shall take and accept delivery of all such Coke as if it were in conformity with said specification.

3.4 Any claims by Buyer with regard to alleged quality defects shall be made in accordance with General Condition 7 of Seller's General Conditions of Sale (each a "General Condition") referred to in Section 16.1 below and annexed hereto as Appendix D.

3.5 Seller shall advise Buyer in advance of any planned change in the aim values shown in Column 4 of Appendix C.

3.6 If requested by Buyer or otherwise required, Seller will treat Coke for dust suppression by the application of dust suppressant. The selection of the specific suppressant(s) and the rate of application shall be mutually agreed between Seller and Buyer.

3.7 From time to time Seller and Buyer may agree upon revised specifications to existing Grades of Coke or the introduction of new Grades of Coke. In such an event an addition or modification shall also be agreed to Appendix C setting forth the properties and specification values applicable to each such specification revision or new Grade.

4.   DELIVERY

4.1 All prices applicable under the provision of Section 5 below shall apply (unless otherwise expressly agreed) on the basis that Coke is delivered [TEXT DELETED] into [TEXT DELETED] by [TEXT DELETED] and/or [TEXT DELETED] or [TEXT DELETED] and/or delivered into road vehicles or containers contracted by Buyer, in each case at the applicable loading point as provided by General Condition 2.2.

4.2 Prior to the first day of each delivery month, Seller and Buyer shall agree upon a mutually acceptable delivery schedule for the next delivery month and may mutually agree upon adjustments to the delivery schedule with the intent being to improve upon the supply chain process.

5.   [TEXT DELETED] AGREEMENT.

     As of the Effective Date, each of Seller and Buyer shall [TEXT DELETED] in [TEXT DELETED] in the [TEXT DELETED] for [TEXT DELETED] by [TEXT DELETED], as determined pursuant to the following provisions of this Section 5. To accomplish the foregoing, the following terms shall apply:

5.1 DEFINITIONS. [TEXT DELETED] ("[TEXT DELETED]") for any period means (i) net [TEXT DELETED] of [TEXT DELETED], less (ii) [TEXT DELETED] of [TEXT DELETED] , plus (iii) [TEXT DELETED], less (iv) [TEXT DELETED], and less
     (v) an allocation of [TEXT DELETED] and [TEXT DELETED] as applicable to [TEXT DELETED] (each of (i), (ii), (iii), (iv) and (v) being calculated consistently with [TEXT DELETED] accounting policies and methodologies as they applied on [TEXT DELETED] and otherwise in accordance with U.S. GAAP), in each case for the relevant period. [TEXT DELETED] ("[TEXT DELETED]%") for any period means [TEXT DELETED] for the relevant period divided by [TEXT DELETED] of [TEXT DELETED]. For purposes of calculating [TEXT DELETED] and [TEXT DELETED]%, [TEXT DELETED] of [TEXT DELETED] includes [TEXT DELETED] from other [TEXT DELETED] as accounted for in the [TEXT DELETED] for the relevant period consistently with said accounting policies and methodologies applicable at [TEXT DELETED].

5.2  [TEXT DELETED] OF COKE PRICE.

     5.2.1 The price to be paid by Buyer and received by Seller for all Coke supplied [TEXT DELETED] or [TEXT DELETED] or [TEXT DELETED] or into road vehicles or containers at said [TEXT DELETED] or [TEXT DELETED] shall be calculated in accordance with the following [TEXT DELETED] (the "[TEXT DELETED]") and expressed in US$ per MT:

          (a) the price for [TEXT DELETED] Coke shall be (i) [TEXT DELETED]% multiplied by $[TEXT DELETED], plus (ii) $[TEXT DELETED]

          (b) the price for [TEXT DELETED] Coke shall be the [TEXT DELETED] price as ascertained as above plus $[TEXT DELETED]

          (c) the price for [TEXT DELETED] Coke shall be the [TEXT DELETED] price as ascertained as above minus $[TEXT DELETED]
     5.2.2 For purposes of calculating the [TEXT DELETED] price, the [TEXT DELETED]% shall be expressed as a portion of 100 (i.e., a [TEXT DELETED]% of [TEXT DELETED]% shall be expressed as [TEXT DELETED] and not [TEXT DELETED]).
     5.2.3 If new Grades of Coke are developed in the future, prices therefore will be negotiated based on their relationship (in terms of quality and cost to produce) to the existing Grades. If the mix of grades of Coke purchased by UCAR from Conoco is changed by UCAR so that the aggregate volume of [TEXT DELETED] Grade (as defined in the Lake Charles Agreement as referred to and defined in 5.4 below) and [TEXT DELETED] Grade (which, together with the [TEXT DELETED] as taken by UCAR from suppliers other than Conoco, are hereinafter referred to collectively as "Premium Grades") exceeds [TEXT DELETED]% of the total volume of Coke purchased by UCAR from Conoco, Seller and Buyer will renegotiate the

     [TEXT DELETED] between the price for those Grades and the price for [TEXT DELETED] so as to preserve the intent of the Parties and their respective parent corporations with respect to [TEXT DELETED]. An increase in the volume of Premium Grades purchased from Conoco because UCAR sources higher percentages of their combined requirements for Premium Grades from Conoco instead of other suppliers shall not constitute a change in product mix (using 2000 as the base year).

5.3  APPLICATION OF [TEXT DELETED].

     The [TEXT DELETED] shall be applied as follows:


     5.3.1 Prices for invoicing and payment purposes

          A. For the year [TEXT DELETED] the prices to be used for invoicing and payment for Coke supplied under this Agreement will be [TEXT DELETED] at the following:

               GRADE [TEXT DELETED]  - $[TEXT DELETED] per metric ton

               GRADE [TEXT DELETED]  - $[TEXT DELETED] per metric ton

               GRADE [TEXT DELETED]  - $[TEXT DELETED] per metric ton

          B. From and after the quarter beginning on [TEXT DELETED], the prices to be used for invoicing for Coke supplied during each quarter will be adjusted on a quarterly basis as described in Sections 5.3.3 and 5.3.4 hereof.

     5.3.2 [TEXT DELETED] typically closes its books approximately [TEXT DELETED] days after each quarter-end and approximately [TEXT DELETED] days after each year-end. Buyer will provide (or cause [TEXT DELETED] to provide) Seller with [TEXT DELETED]'s calculation of the "[TEXT DELETED]% (before making the calculation described in Section 5.3.3 hereof) for each quarter, beginning with the quarter ending [TEXT DELETED], within [TEXT DELETED] business days after [TEXT DELETED] closes its books for that quarter; provided, however, that for the [TEXT DELETED] of this Agreement (ending [TEXT DELETED]), the [TEXT DELETED]% shall be provided by [TEXT DELETED] within [TEXT DELETED] business days after [TEXT DELETED] closes its books for the quarter.

     5.3.3 Within 5 business days after UCARINC provides the [TEXT DELETED]% for each quarter (the "Prior Quarter") beginning with the quarter ending March 31, 2001, the Parties will calculate what the [TEXT DELETED]% would have been for the Prior Quarter if the prices for all Coke supplied by Seller and purchased by Buyer during the Prior Quarter had been those provided for under the [TEXT DELETED] (the "[TEXT DELETED]") and such calculations shall continue in an iterative process until the [TEXT DELETED] for [TEXT DELETED] Grade for any quarter changes by no more than $1 per metric ton.

     5.3.4 Subject to Section 5.3.1A and 5.3.5 hereof, the [TEXT DELETED] shall be used as the invoicing prices for all Coke supplied and purchased in the subsequent quarter. The difference between the total Coke prices that were actually invoiced and paid during the Prior Quarter and the total prices that would have been charged and paid in respect of that same quarter if the [TEXT DELETED] had been used is called the "[TEXT DELETED]."

          For example, if [TEXT DELETED] closes its books for the quarter ending [TEXT DELETED] on [TEXT DELETED], Buyer shall provide the [TEXT DELETED]% to Seller by [TEXT DELETED]. The Parties will calculate the [TEXT DELETED] by [TEXT DELETED]. The [TEXT DELETED] thus ascertained will then be applied:

          A. for the purposes of ascertaining the [TEXT DELETED] in relation to the Prior Quarter (in this example the quarter ending [TEXT DELETED]) and

          B.   as the invoicing prices for the quarter beginning on [TEXT
               DELETED].

     5.3.5 If the [TEXT DELETED] for [TEXT DELETED] Grade when determined by the [TEXT DELETED] is either [TEXT DELETED] a [TEXT DELETED] price of $[TEXT DELETED]/MT or [TEXT DELETED] a [TEXT DELETED] price of $[TEXT DELETED]/MT then any amounts above or below this minimum/maximum range will be disregarded for the purposes of

          A. determining the [TEXT DELETED] to be used pursuant to 5.3.4 above; and

          B.   the [TEXT DELETED].

     5.3.6 In the event that the [TEXT DELETED] yields a price for [TEXT DELETED] Grade which is outside this minimum/maximum range for [TEXT DELETED] then the [TEXT DELETED] shall be [TEXT DELETED] as provided in Section 5.5.

     5.3.7 Appendix B illustrates the manner in which [TEXT DELETED]% is to be calculated and the resultant calculation of the [TEXT DELETED].

5.4 ADDITIONAL PROCEDURES. The [TEXT DELETED] shall accumulate on a net basis from quarter to quarter and, for ease of administration, the [TEXT DELETED] applicable under this Agreement shall be aggregated with the [TEXT DELETED] applicable under the concurrent Agreement of even date herewith made between Conoco Inc. as seller and UCARINC as buyer for the sale and purchase of Coke produced at Conoco Inc.'s Lake Charles Refinery ("the Lake Charles Agreement") and shall be administered for the purposes of this present Agreement as if the aggregated [TEXT DELETED] accumulated under the Lake Charles Agreement. Whenever the net accumulated amount of the aggregated [TEXT DELETED] exceeds $[TEXT DELETED] then, within [TEXT DELETED] business days after such excess is determined, an amount equal to the excess over $[TEXT DELETED] shall be paid by the advantaged entity (meaning here Conoco Inc. or UCARINC as the case may require) to the other and receipt of such payment by the entity receiving the same shall be a good and sufficient discharge of the liability of Seller or Buyer (as the case may be) for payment of so much of the amount so paid as may have become due and payable pursuant to this present Agreement alone.

5.5 REEVALUATION OF [TEXT DELETED]. Seller and Buyer agree that, together with their respective parent corporations, they will [TEXT DELETED] the [TEXT DELETED] when [TEXT DELETED] in the [TEXT DELETED] of their respective businesses and shall continue to [TEXT DELETED] and [TEXT DELETED] a [TEXT DELETED] for the Coke business that [TEXT DELETED] enable each party to [TEXT DELETED] the [TEXT DELETED] and [TEXT DELETED] of Coke sales by Conoco to UCAR and [TEXT DELETED] by [TEXT DELETED].

5.6 AUDIT RIGHTS. Each of Seller and Buyer will permit the other Party and its representatives limited audit rights to ensure compliance with the Agreement in areas relating to [TEXT DELETED], but excluding any access to third party Coke pricing. Each Party will be provided by the other with reasonable access to the related facilities, books, records and documents.

5.7  VAT AND CLIMATE CHANGE LEVY.

     5.7.1 All prices as herein before referred to are exclusive of (i) any Value Added Tax and/or (ii) a Climate Change Levy ("CCL") or any such similar energy or carbon tax which may from time to time be applicable to the sale and delivery of Coke and the gross amount (if any) payable in connection with either or both of them shall become due and shall be paid in like manner as is provided in relation to said prices.

     5.7.2 Buyer warrants and confirms that:

          (i) none of the Coke supplied and purchased under the Agreement will be used for burning within the United Kingdom;

          (ii) Buyer intends to use all such Coke for the purposes only of supplying it to another person or causing it to be exported from the United Kingdom;

          (iii) once any such Coke has been so exported Buyer does not intend that any of it shall be brought back into the United Kingdom.

6.   CAPITAL INVESTMENT

6.1 MAINTENANCE CAPITAL EXPENDITURES All maintenance and sustaining capital expenditures shall be the responsibility of the owners of each of the respective businesses.

6.2 SPECIAL PROJECTS In the event of an opportunity for a special project relating to the [TEXT DELETED] between Conoco and UCAR (including, but not limited to, [TEXT DELETED] and [TEXT DELETED]), the Management Committee (referenced in Section 9 hereof) will explore the project and, together with their respective parent corporations, Seller and Buyer will determine on a case-by-case basis whether and how to fund the project as well as how to measure and [TEXT DELETED] its [TEXT DELETED] and [TEXT DELETED]. If only one of Conoco or UCAR proceeds with a special project, including [TEXT DELETED] thereof, then such party will be entitled to [TEXT DELETED] of the [TEXT DELETED] derived therefrom.

7.   JOINT TECHNOLOGY DEVELOPMENT

     Seller and Buyer agree that, together with their respective parent corporations, they will establish a [TEXT DELETED] and [TEXT DELETED] program under which, from time to time, they will identify and agree on [TEXT DELETED] with the intent of [TEXT DELETED] and [TEXT DELETED] in the Coke to [TEXT DELETED]. Ownership rights to such intellectual property developed under the program will be determined and set forth in the program agreement(s). In the absence of such an agreement Conoco would own any Coke related intellectual property and UCAR would own any graphite electrode related intellectual property. Any intellectual property developed jointly thereunder will be used exclusively, to the extent legally and practicably possible, for the benefit of UCAR and Conoco and shall not be transferred to third parties. To the extent that any intellectual property is developed under the program, the Parties agree to keep all such information confidential in conformity with the Confidentiality Agreement referred to in Section 14 below as it is to apply to this Agreement.

8.   TERM

     This Agreement shall be deemed to have commenced on and to have been continuously in force since the Effective Date and shall continue in force unless and until terminated in accordance with Section 12 below.

9.   MANAGEMENT COMMITTEE

     A Management Committee shall be established consisting of one senior manager from each of Seller and Buyer and one senior manager from each of Conoco Inc. and UCARINC respectively. Each of Seller and Buyer shall notify the other of the member it appoints to the Management Committee as well as any changes thereto. Subcommittees shall be established as deemed appropriate by the Management Committee. The

     Management Committee shall meet at least quarterly, and its responsibilities shall include those outlined in Appendix A hereto.

10.  OWNERSHIP OF ASSETS/EMPLOYMENT ISSUES

     Each of Seller and Buyer shall continue to own all of the assets owned by it prior to the commencement of the Agreement, including, but not limited to, all patents, trademarks, licenses, know-how and proprietary technology. The ownership of assets acquired or developed through a special project (see Section 6.2 hereof) or by joint development (see Section 7 hereof) shall be determined on a case-by-case basis as mutually decided and documented by the Management Committee. The employees of each Party shall remain with their respective employers.

11.  DISPUTE RESOLUTION

11.1 Dispute resolution procedures shall be established whereby, together with their respective parent corporations, each of Seller and Buyer shall follow certain steps toward resolving disputes during the term of this Agreement. At a minimum, such procedures shall require that issues under dispute be presented to the Management Committee for consideration and resolution. In the event that the Management Committee is unable to resolve an issue within 30 days, the issue will be presented to designated executives of each Party for resolution.

11.2 If the designated executives cannot resolve the issue within 30 days after being presented with it either Seller or Buyer may exercise its right to terminate this Agreement under Section 12.1B hereof, and any controversy or claim arising out of or relating to this Agreement or any breach thereof, shall be settled by arbitration in New York, New York, United States of America in accordance with the rules of the American Arbitration

     Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

11.3 In the event that a dispute arises under this Agreement simultaneously with a dispute under the Lake Charles Agreement and in relation to an issue which is common to both of them then for the purposes of determining that issue:

     A. they shall be treated as constituting one dispute only and shall be referred to and settled by one arbitration accordingly;

     B. any conflict or inconsistency between the applicable English law and the applicable substantive law under the Lake Charles Agreement shall be resolved by according precedence to the latter law to the intent that it shall prevail over the applicable English law to the extent necessary for resolving such conflict or inconsistency.

11.4 The provisions in this Section 11 shall supersede General Condition 8.1(a).

12.  EXIT PROVISIONS

12.1 This Agreement may be terminated by written notice given by Seller or Buyer to the other of them:

     A.   on or at any time after January 1, 2007;

     B. at [TEXT DELETED] in the event that a [TEXT DELETED] cannot be [TEXT DELETED] in compliance with the dispute resolution procedures described in Section 11.1 hereof ; or

     C. in the event that the Party to which notice is given goes into liquidation (other than voluntary liquidation in a solvent condition for the purposes of amalgamation or reconstruction), enters into an arrangement or composition with its creditors or has a receiver appointed of any of its assets.

12.2 Termination pursuant to Section 12.1 above shall take effect as follows:

     12.2.1 In the case of notice given pursuant to Section 12.1A:

          A. if it is given by no later than September 30, at the end of the calendar year in which it is given; or

          B. if it is given later than September 30, at the end of the calendar year next following the year in which it is given.

     12.2.2 In the case of a notice given pursuant to Section 12.1B, at the end of the calendar year in which it is given.

     12.2.3 In the case of notice given pursuant to section 12.1C, forthwith upon such notice being given or on such later date as may be specified in that notice by the Party giving it.

     Each such date is hereinafter referred to as "the Effective Termination Date".

12.3 In the event of termination pursuant to Section 12.1A or 12.1B above (but not Section 12.1C), Seller and Buyer shall enter into a replacement agreement providing for the supply and purchase of Coke on terms corresponding with the terms and provisions of this present Agreement mutatis mutandis save that

     A. it shall be for a term of three years beginning immediately after the Effective Termination Date;

     B. for the first, second and third years of such term, Seller shall supply and Buyer shall purchase and receive approximately [TEXT DELETED]%, [TEXT DELETED]% and [TEXT DELETED]%, respectively, of the volume of each Grade supplied during the year ending with the Effective Termination Date;

     C. the prices to be charged by Seller and paid by Buyer shall be on a "[TEXT DELETED]" basis, meaning that such prices shall be no [TEXT DELETED] than the [TEXT DELETED] (excluding [TEXT DELETED]) [TEXT DELETED] by [TEXT DELETED] for the relevant Grade of Coke among all of its Coke [TEXT DELETED] other than Buyer and ascertained by reference to the prices applicable at the commencement of the year in which delivery is effected of the quantity of Coke for which the price is to be ascertained; and

     D.   Sections 5.1, 5.3, 5.4, 5.5, 8, 12.1A, 12.3 and 12.4 and the [TEXT
          DELETED] provisions in Section 5.2 of this present Agreement shall not apply.

12.4 The net accumulated amount of the [TEXT DELETED] as of the Effective Date of Termination shall be paid to the appropriate Party promptly after such date.

12.5 The provisions of Section 12.1C above shall supersede General Condition 8.1(b).

13.  MODIFICATION OF TERMS

     Seller and Buyer agree that certain terms of the Agreement may be renegotiated in the event of certain material events provided, however, that no amendment to or variation in this Agreement or any Appendix or Annex hereto shall be effective unless it is made or evidenced in writing and signed by authorized representatives of the Parties.

14.  CONFIDENTIALITY

     The Confidentiality Agreement made on [TEXT DELETED] by and between Conoco Inc. and UCAR International Inc. and amended by two several letter agreements dated [TEXT DELETED] and [TEXT DELETED] respectively shall apply to and form part of this Agreement as fully and effectually as if it were reproduced herein and set forth in full but suitably modified to such extent as may be appropriate so as to render it capable of applying to and affecting anything contained or provided for in or arising from or contemplated by the terms and provisions of this present Agreement.

15.  ENTIRE AGREEMENT; HEADINGS; COUNTERPARTS


15.1 Except as otherwise provided in the Confidentiality Agreement referred to in section 14 above and in a certain letter agreement dated February 21, 2001, relating to payment terms, this Agreement contains the entire agreement between Seller and Buyer with respect to the subject matter of this Agreement and supersedes all prior agreements (including the 2000-2002 Graphite Coke Sales Agreement dated June 14, 2000), whether written or oral, between them with respect to the subject matter of this Agreement.

15.2 Seller and Buyer explicitly acknowledge that, together with their respective parent corporations, they are involved in a number of [TEXT DELETED] regarding [TEXT DELETED], none of which shall serve to modify this Agreement unless recorded in writing as described in Section 13.

15.3 The headings in this Agreement are inserted for convenience of reference only and will not be used to interpret or construe any provision of this Agreement.

15.4 This Agreement may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

16.  MISCELLANEOUS

16.1 Seller's General Conditions of Sale set forth in Appendix D annexed hereto (including its Annexes, which include in particular, as Annex II, a Material Safety Data Sheet containing information regarding health risks and recommendations for the safe use and handling of calcined petroleum coke) are incorporated into and form part of this Agreement

     (a)  subject as provided under 16.2 below and

     (b) so far as they are not otherwise in conflict or inconsistent with the express terms of this present Agreement and for the purposes of those Conditions this Agreement shall constitute "the Principal Agreement" as therein referred to.

16.2 The said General Conditions of Sale shall apply and take effect subject to modification as follows:

     A. Any references therein to "Product", "[TEXT DELETED]" (or "[TEXT DELETED]"), "Seller's Warehouse" (or "Warehouse") and "this Agreement" shall be read and construed as if they were references to Coke, [TEXT DELETED], Seller's supplier's Warehouse and this present Agreement respectively

     B. General Condition 9 shall be read and construed and shall take effect in the like manner and to the like extent as if the events and circumstances described and referred to in 9.2:

          (i) Included any interference with or disruption to or any failure, limitation or cessation of Seller's existing or contemplated sources of supply of Coke

          (ii) were expressed to be applicable to Seller's supplier as well as to Seller to the intent that any effect which any of those events and circumstances may have on or in relation to Seller's supplier and the production of Coke shall be treated conclusively as having the like and corresponding effect in relation to Seller and its sources of supply of Coke

     C. Condition 2.2.1 and Parts A and C of Annex 1 shall apply to deliveries of Coke FCA as they apply to deliveries into road vehicles MUTATIS MUTANDIS

     D. In condition 14.5 the words, "each of the terms FOB and FCA and the rights and obligations of the Parties in relation to each such term" shall be substituted for the words, "the term FOB and the rights and obligations of the party in relation to said term"

16.3 ADDRESSES, ETC. FOR NOTICES

     For the purposes of General Condition 12, the address for each of Seller and Buyer shall be as set forth at the beginning of the Agreement and other information for such Party, as applicable at the date hereof, is:

     For Seller:       Attention Petroleum Coke Business Manager - Europe
                       Conoco (UK) Limited
                       Petroleum Coke Marketing
                       Crude and Products International
                       Park House 116 Park Street
                       London W1K 6NN
                       Facsimile: +44(0) 20 7408 6968

     For Buyer:        Attention Director of Purchasing
                       UCAR S.A.
                       route de Pallatex
                       CH-1163 Etoy
                       Switzerland
                       Facsimile: +41 21 821 3361

                       With a copy to:
                       Attention:  General Counsel
                       UCAR International Inc.
                       3102 West End Avenue, Suite 1100
                       Nashville, Tennessee 37203
                       United States

16.4 This Agreement shall be binding upon Seller and Buyer and their respective successors and assigns and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

17.  PUBLIC ANNOUNCEMENTS

     Neither Seller nor Buyer Party nor any affiliates, subsidiaries, employees, officers, directors or agents of Seller or Buyer will make any public statement with regard to this Agreement, including the fact of its existence, the subject matter hereof or the transactions contemplated hereby, without the prior written consent and agreement of the other Party; provided, however, that each Party shall fully cooperate and shall not delay in providing its reasonable consent in the event that the other Party must make a public announcement in order to comply with the disclosure requirements of U.S. and other applicable securities laws.

EFFECTIVE the day and year first before written by the duly authorised representative of Seller and Buyer respectively:



CONOCO (UK) LIMITED                        UCAR S.A.


By: /S/ W. RICK HAMM                       By: /S/ JOHN A. TONER
   ---------------------------------          ----------------------------------
Name:  W. Rick Hamm                        Name:  John A. Toner
Title: President, Refining and             Title: Director, Strategic Raw
       Marketing-Europe                           Materials Worldwide Purchasing